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                                                                          10.9.2
                              MANAGEMENT AGREEMENT



                                    between


                             SIMON-HORIZON LIMITED

                                      and

                           ERVIK MARINE SERVICES A/S


                             M.V. "SEAWAY LABRADOR"
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                              MANAGEMENT AGREEMENT

                                      for

                             M.V. "SEAWAY LABRADOR"


It is agreed between Simon-Horizon Limited, Horizon House, Azalea Drive, Swanley, Kent BR8 8JR, United Kingdom (hereinafter called the "Company") (being disponent owners of M.V. "SEAWAY LABRADOR" (hereinafter called the "Vessel") under a demise charterparty ("the Head Charter") to be entered into between Company and the Royal Bank of Scotland (Industrial leasing) Limited ("the Registered Owners") as registered owners of the vessel) of the first part and Ervik Marine Services A/S, Brunholmgt 2, N-6004, Alesund, Norway (hereinafter called the "Mangers") of the second part as follows:

1.       Nature of Service

1.1 Company hereby appoints Managers to manage the Vessel and to perform and provide, inter alia, the services specified in this Agreement and Managers hereby agree to manage the vessel as described in Schedule A herein and to perform and provide such services from the time specified in Clause 2.1 of this agreement.

1.2 Company shall employ the Vessel throughout the world in lawful activities for marine geophysical and/or oceanographic and/or associated or related duties as required by Company.

2.       Commencement

2.1 Management of the Vessel by Mangers shall commence on the 20th day of December, 1990.

2.2 Upon commencement of the Management of the Vessel under this Agreement by Managers, a joint survey of the Vessel shall be undertaken by Company and Managers to determine the precise condition of the Vessel and its equipment.

3.       Managers to Provide

3.1 In consideration of the payment by Company of the Management Fees in accordance with Clause 9.1. of this Agreement, Managers shall provide (except as otherwise specified) all services, spares, replacement parts (excluding same for seismic equipment) and other items referred to herein entirely at the cost of Managers without any right of reimbursement from Company.





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3.2      The Managers shall provide and pay for all wages for Officers and Crew
         (including all overtime and bonus payments), travel expenses within the United Kingdom for Officers and Crew, provisions, insurance of the Vessel (including hull and machinery and protection and indemnity insurance) for all deck and engineroom store, and the expenses of maintaining the hull and machinery (excluding seismic equipment) in the thoroughly efficient state during the duration of this agreement including (but not limited to) the expenses of providing replacement parts, equipment or spares, drydocking and other external services provided in relation to the maintenance of the hull and machinery as aforesaid.

3.3 The Managers shall also provide and pay for all bedding, crockery and galley equipment, including the necessary renewal of same, for officers, Crew and Company's personnel and their representatives, cleaning materials for all cabins, common areas and work areas.

4.       Managers to Provide and Company to Pay

4.1 Company shall be responsible for bunkers. Managers shall provide at the best available price (with benefit of any reductions, rebates or commissions) and Company shall reimburse Managers in respect of all lubricating oils and fresh water (it being understood that the acceptance of each supply (including bunkers) is the responsibility of the Chief Engineer). Managers shall pay for and Company shall reimburse Managers in respect of port charges, pilotages (whether compulsory or not), canal charges and steersman, boatage, lights, tug assistance in port when compulsory or at the Company's request or in a situation when the Master deems same necessary for safety, consular charges (except those pertaining to the Master, Officers and Crew), agencies, meals supplied to Company or officials in their service and their clients' representatives.

4.2 Company shall be responsible for reimbursing Managers for any extraordinary or special taxes, other than those of the Nation of the Vessel's Registry, levied on the Managers and/or the Vessel and/or the Crew.

5.       Excluded Ports

5.1 The Vessel shall not be ordered to nor bound to enter any place where fever or epidemics are prevalent or to which the Master, Officers and Crew are by Law not bound to follow the Vessel.

5.2 The Vessel shall not be ordered to nor bound to enter any ice bound place where lights, lightships, marks or buoys are or are likely to be withdrawn by reason of ice on the Vessel's arrival or where there is risk that ordinarily the Vessel will not be able on account of ice to reach her destination or get out. If, on account of ice, the Master considers it dangerous to remain in any area or place for fear of the Vessel being frozen in and/or damaged, he has liberty to sail to a convenient open place and await the Company's fresh instructions.





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5.3      The Vessel shall not be obligated to force ice.

5.4 Save the above, the Company shall be entitled to require Managers to sail the Vessel to any port or ports around the world without exclusion.

6.       The Vessel

6.1 From the time the Management of the Vessel commences this Agreement, Managers warrant that the Vessel shall fully conform to the specifications stated in Schedule A herein and shall in every way be fitted and ready for service throughout the world (unless otherwise stated in Schedule A).

6.2 Unless otherwise agreed in writing, the Vessel shall remain under the Bahamas flag for the duration of the Management Agreement.

6.3 The Mangers may, subject to the approval of Company, appoint a sub-manager for the Vessel. The Managers shall ensure that the sub-managers duly appointed are made aware of the Managers obligations under this Management Agreement.

6.4 The Managers shall not make any changes in the appointment of the Vessel's sub-managers during the first year of this agreement unless otherwise mutually agreed between Company and Managers beforehand.

6.5 The Company reserves the right, should they be dissatisfied with the original sub-managers, to require the appointment of an alternative sub-management company. Any alternative sub-manager shall be nominated by Managers subject to Company's approval.

6.6 During the period of the Agreement, with the exception only of the standby period, as per Clauses 7.2 and 9.2 herein, the Vessel shall at all times with a minimum crew of twelve, namely:

                 Master
                 Chief Officer
                 Second Officer
                 Chief Engineers
                 Motorman
                 Second Engineer
                 Electrician
                 Two Able Seamen
                 Three Catering Personnel

                 See also Clause 9.3 herein.





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6.7      The Managers warrant that throughout the period of this agreement the
         Vessel will be manned only by Officers and Senior Crew members who shall be British Nationals and up to a maximum of four other Crew members who can be Foreign Nationals however, should the Company and Managers agree to amend this requirement any savings made shall be divided equally between the Company and Managers. Should the Company have reason to be dissatisfied with any amended crewing arrangement, then Managers shall revert back to a one hundred percent complement of British Nationals.

6.8 Throughout the duration of this agreement, the Managers warrant the Vessel will be fully certificated and shall conform in every respect with the Bahamas Flag and that all national and international trading certificates, loadline, firefighting, life saving and other relevant regulations are fully complied with and remain in full force and effect.

6.9 The Managers warrant and agree to, at their sole expense: (1) keep the Vessel in a thoroughly efficient state in hull, machinery and equipment in good running order and in every respect seaworthy (2) pay all wages, salaries, taxes and other benefits prescribed by Law for the Master, Officers and Crew (3) operate and maintain the Vessel, excluding seismic equipment, in accordance with all applicable State and Federal Laws, rules and regulations of jurisdictions in which the Vessel is working and carry onboard required documents.

6.10 Mangers shall comply with the requirements of Company in ensuring the whole reach and burden and lawful decks of the Vessel shall be available for Company's marine activities.

6.11     Managers have receive from Company copies of the following documents:

         1.      the Head Charter
         2.      The Conversion Contract dated 18 October, 1990 between
                 Moterenwerk Bremerhaven GMBH, Shipyard Germany.
         3.      the Conversion Contract to be entered into between the
                 Registered Owners and Company.

         and hereby warrants to Company that Managers are fully aware of the contents thereof and will comply at all times with the provisions thereof.

7.       Period of Management

7.1 Subject to Clause 8., Company's appointment of Managers as Managers of the Vessel shall continue for a period of 10 years from the date of commencement of the Management of the Vessel hereunder.





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7.2      The period of management will comprise of three parts:

                 AA.      Pre-Conversion Period

                          An interim management period from the time the Vessel is taken over by the Managers in December, 1990 until the Vessel arrives at Motorenwerk Bremerhaven GMBH
                          (MWB) Shipyard, Germany on or about early January, 1991. During this period the terms of this agreement shall apply in full.

                 BB.      Conversion Period

                          A standby management period during the time the Vessel arrives at the shipyard until the Vessel is ready for Sea Trials on or about mid March, 1990. During this period only limited management services are required as may be specified by the Company to the Managers.

                 CC.      Post-Conversion Period

                          Upon completion of the conversion of the vessel, when the Vessel is ready to commence Sea Trials, the terms of the agreement shall apply in full thereafter, for the remainder of this agreement.

8.       Early Termination of Management Agreement

8.1 The Company shall have the sole right to terminate this Management Agreement upon 35 days notice to Managers at any time and upon the expiry of such notice the Company shall pay a lumpsum cancellation fee of L. 150,000.00 (One Hundred and Fifty Thousand Pounds Sterling) to the Managers. However, should the Company terminate this agreement in accordance with Clause 17. of this agreement, no cancellation fee shall then apply.

8.2 In the event of a termination of this Agreement in accordance with Clause 8.1. above the liability of Company to pay the Management Fees to Managers shall cease forthwith without prejudice to the rights of the parties in respect of any amounts due from one to the other at the time of termination and without prejudice to any claims which have arisen between the parties prior to the date of termination.

8.3 In the event of a termination of this Agreement for any reason whatsoever, Company and Managers shall undertake a joint survey of the Vessel to determine the condition of the Vessel and its equipment at such time, and Managers hereby warrant that the Vessel shall at the time of termination of this Agreement be in the same condition as at the time management of the Vessel commenced under Clause 2.1. above, fair wear and tear





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         excepted, and Managers shall indemnify Company in respect of any breach of this warranty.

9.       Management Fees

9.1 Commencing from the time of commencement of the management of the Vessel by Managers until the time such management terminates in accordance with the provisions hereof and subject to Clauses 15, 19 and 36, and the other relevant provisions of this Agreement Company shall pay to Managers the following fixed daily Management Fees (or pro rata for part thereof):

         AA.     Pre-Conversion Period     -       L. 2,625 (Two Thousand Six
                                                   Hundred and Twenty Five
                                                   Pounds Sterling) Per day.

         BB.     Conversion Period         -       As AA, less the costs not
                                                   incurred whilst under
                                                   conversion.

         CC.     Post-Conversion Period    -       As AA, plus "escalation"
                                                   Clause 9.5 plus any insurance
                                                   rate differential.

         DD. Should the Vessel operate outside Europe, the daily rates as hereinabove stated shall be increased, whilst specifically in such areas, by the following maximum percentages:

                 Mediterranean/Middle East/Africa      -   1.58% (One Point
                                                           Five Eight Percent)
                 United States Gulf and the Americas   -   2.37% (Two Point
                                                           Three Seven Percent)
                 Far East/Australasia/Pacific          -   3.15% (Three Point
                                                           One Five Percent)

9.2 The daily management fee stated in BB, hereinabove shall apply from the time the Vessel is delivered to Shipyard, whilst the Vessel is being converted by the Shipyard and shall be payable until such time that the Vessel proceed to sea after conversion or until latest 1st April 1991, whichever the earlier. It is agreed that during the standby period, Managers will maintain a skeleton crew onboard, which will include at least one engineer and one catering member. Company shall have use of the Vessel's passenger accommodation during the standby period and Managers shall provide catering facilities for the Company's personnel, as required, with Company paying Managers the victualling rate stated in Clause 10 herein.





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9.3      Should the Company require Managers to increase the manning level, as stated in Clause 6. herein, Managers shall immediately increase the manning levels whereupon Company shall pay Managers daily increases in total costs, including all travelling expenses.

9.4 If due to special Local Legislation in any areas where the Vessel may operate during the currency of the agreement, where the Managers are required to change part of all of the Crew or increase the manning levels of the Vessel to comply with such special Legislation, Company shall reimburse Managers for any proven increase in crewing costs.

         This Clause shall not be construed to relieve Managers from their responsibility to provide at all times a fully qualified and certificated Crew onboard the Vessel for worldwide trading.

9.5 The daily Management Fees stated in Clause 9.1.CC shall be firm and remain fixed (subject to adjustment in accordance with the provisions of Clause 9.1.DD, 9.3. and 9.4. herein) until 31st March 1991. Thereafter the daily Management Fees referred to in clause 9.1.CC shall be increased on 1st April each year during the term of this Agreement by an amount equal to 85% of the percentage increase (if any) in the United Kingdom Retail Prices Index (or such other official United Kingdom Retail Price Index published in substitution thereof) for the month of March in that year over the figure of the United Kingdom Retail Price Index in respect of the month of March in the previous year.

10.      Victualling.

10.1 Managers will provide victualling, which shall include three main meals per day for the Company's personnel and/or their representatives onboard the Vessel at the fixed rate of L. 9 (Nine Pounds Sterling) per man per day. For the Pre-Conversion Period, then at a rate to be agreed by latest 15th March, 1991 covering the balance of this Agreement. However, this shall be subject to regular review between Company and Managers.

10.2 Managers shall maintain a qualified catering team consisting of three persons onboard the Vessel and meals shall be of high standard and menus will be varied. The cook will provide the Company's Party Manager onboard with a monthly menu in advance and Company reserves the right to amend proposed menus, to ensure an acceptable level of victualling is always maintained.

10.3 Company's personnel on night duty shall be allowed access to the galley or other suitably designated area, where they can obtain cold salads or light snacks, it always being understood that the Vessel's catering personnel will not be on duty and that Company's own personnel shall not interfere with galley equipment.

10.4 The Vessels' stewards shall clean Company's cabins at least twice per week and change the linen once a week. Company's personnel shall have access to at least one washing machine and a drying machine onboard.





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10.5     The Master shall maintain a bond onboard the Vessel limited to beer, spirits and tobacco, which he shall procure at his own expense. The Company's Party Chief, solely on behalf of the Company's own personnel, shall be at liberty to purchase such items from the Master at cost plus ten percent.

10.6 Company and Managers agree that any personnel in their employment found to be under the influence of alcohol or drugs whilst onboard the Vessel, shall be subject to instant dismissal.

11.      Payment

11.1 Managers shall invoice Management Fees and victualling charges or other amounts due from time to time hereunder per calendar month, whereby Managers shall invoice Company on the fifteenth day of each month worked and Company shall pay Managers so that the funds are received by managers within thirty days of their invoice date.

11.2 In default of payment the Managers shall immediately inform Company in writing of such default and should such default not be rectified within seven days from such notice being given, the Mangers shall have the right to withdraw their services from the Vessel after first proceeding to a safe port, without noting any protest and without interference by any Court or any other formality whatsoever and without prejudice to any claim the Managers may otherwise have on the Company under this Agreement.

11.3 Managers invoices for other costs due from Company shall be accompanied by supporting documentation and shall be submitted to Company whereafter Company shall make payment to Mangers within thirty days from the invoice date.

12.      Modifications and Additions to Vessel

12.1 Upon commencement of the management of the Vessel under Clause 2.1. herein, Managers shall always ensure Company, their agents and servants have full access at all times to the Vessel to undertake modifications to the Vessel and embark and install their equipment.

12.2 All structural modifications and alterations undertaken by the Company their agents or servants to the Vessel shall be at the Company's own cost and shall be to the approval of the Vessel's Classification Society and/or other relevant safety authorities.

13.      Responsibility & Exemption

13.1 Company shall not be responsible for loss or damage to any property of Managers, nor any personal injury or death of Managers personnel howsoever or by whomsoever caused, even if caused by act, neglect, default of Company, and Managers agree to indemnify





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         Company against all consequences and liabilities arising from and in connection with such loss or damage of personal injury or death of Managers' personnel.

13.2 Provided Managers shall have complied with the insurance requirements of Clause 14. hereof Managers shall not be responsible for damage to property of Company nor for personal injury or death of Company's personnel howsoever or by whomsoever caused, even if caused by act, neglect or default of Managers and Company agrees to indemnify Managers against all consequences and liabilities arising from or in connection with such loss or damages or personal injury or death of Company's personnel.

13.3 The Managers hereby agree to indemnify and hold harmless Company from and against any loss of liability (including legal expenses) arising out of any claim or cause of action for loss of damage to property of third parties or for injury to or loss of life of any third person, caused by neglect or default on the part of Company.

14.      Insurance

14.1 The Managers agree to maintain at their expense, for the Pre-Conversion Period, until the Vessel enters the Shipyard, the marine insurance policies for the Vessel within Norwegian trading warranties, namely:

                 "Hull and Machinery" (All Risks) including War Risks and Collision Liability - sum insured up to full value of the vessel being N.Kr 100,000,000 (One Hundred Million Norwegian Kroner).

                 "Protection & Indemnity" - sum insured up to full value of the Vessel, including Wreck Removal with unlimited, as per rules of P&I Club and including Oil Pollution liability indemnity up to a maximum of US$ 500,000,000 (Five Hundred Million United States Dollars).

                 "Workman's Compensation and Employees' Liability" insurance or coverage of a comparable nature to the full extent required by the Laws applicable in any jurisdiction relative to Managers employees.

                 The above insurances will be subject to review prior to the Vessel completing conversion.

14.2 The Registered Owners and Company shall be named as joint assured in Managers placed in insurance policies for Hull & Machinery for the Protection & Indemnity. In the context of this provision, Company shall include any of its named clients having an interest in the operation for which the activities as described in Clause 1 hereof are being performed.





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14.3     Whenever called for under any contracts with Company's clients, managers to produce to Company a certificate or a certified copy of the insurance policies effected in accordance with the provisions of this Agreement or such other confirmation as may be acceptable to the Company.

         If Managers fail to or refuse to obtain or maintain any insurances required by the clients under Company's contracts with them, then Company shall have the right to procure such insurance at Managers' expense in which event any amount paid to secure such insurance shall immediately become due and payable by Managers.

14.4 Neither party to this agreement shall be liable to the other for any consequential or special damage.

15.      Damage or Breakdown of Vessel

15.1 Subject to Clause 19, any event of whatsoever nature which hinders or prevents the full working of the Vessel including (but not limited to the generality of the foregoing) drydocking or other necessary measures to maintain the efficient operation of the Vessel, deficiency of men or stores, strike of Master, officers or crew, breakdown of machinery or equipment, damage to hull or other accident (whether or not required by Company and whether or not due to negligence of Managers), no Management Fees shall be payable by Company during the period in which the Vessel and her equipment is not fully operational (whether or not required for service) and pro rata for any part thereof.

15.2 The provisions of Clause 15.1 herein shall include the specific events stipulated in Clause 36 whereby Company shall be released from any liability to pay Management Fees for the duration of such events as further specified in Clause 36 herein.

16.      Loss of Vessel

16.1 Should the Vessel be lost or missing, this Agreement shall be deemed to have been terminated and management fees to cease from the date when the Vessel was lost. If the date cannot be ascertained, fifty percent of the daily management fee shall be paid from the date the Vessel was last reported until the calculated date of arrival at her destination.


17.      Cancellation

17.1 In the event of Company being released from its liability to pay to Managers the management Fees in accordance with the terms of this Management Agreement for thirty consecutive days or in the event of a material breach by Managers of the provisions of this Agreement, Company shall have the option of cancelling this Agreement. Company, if required by Managers, to declare within forty-eight hours after receiving notice whether they cancel this Agreement or not. In default of any written notice from Managers





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         Company have the right of automatically cancelling this Agreement at any time after the said period of 30 days or breach, without noting any protest and without interference by any Court, any formality whatsoever and without prejudice to any claim the Company may otherwise have on the Managers.

18.      Masters and Crew

18.1 The Master to prosecute all voyages and operations with the utmost diligence and despatch, and, so comply fully and accurately with the operating schedules laid down by the Company and their party manager, without compromising the safety of the ship and/or of the Crew. The Master to be under the orders of Company as regards employment or agency.

                 The Company shall advise the Master as to general location of the Vessel's operational area and the Master shall be solely responsible for the selection of the route from and to such area.

                 If the Master shall reasonably consider that the instructions given by the Company or their party manager may endanger the safety of the Vessel and/or of the Crew, he must advise the party manager accordingly and the Master is entitled not to follow such instructions.

                 The Master, Officers and Manager's Crew will fully co-operation with the Company, their party manager and crew, with a view to the full and satisfactory performance of the service.

18.2 If the Company has good reason to be dissatisfied with the conduct of the Master, Officers or ratings of Managers crew, the Manager shall as soon as possible replace the person or persons in question. Immediately after such replacement or replacements a joint investigation by Company and Managers shall be conducted in order to ascertain that such complaint or replacement was reasonable to ensure a continuous smooth operation. Notwithstanding the foregoing, any member of the Vessel's crew found to be under the influence of alcohol or drugs, shall be, as far as practically possible, immediately removed from the Vessel.


18.3 The Vessel to work day and night, if required, without any extra payment by the Company.

18.4 The Master and engineer to keep full and correct logs accessible to the Company or their agents at all times.

18.5 Decisions concerning the safety of the Vessel and/or the personnel onboard shall be the responsibility of the Vessel's Master. The safety of the Company's seismic equipment,





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         whether on board or deployed from the Vessel, is, however, the sole responsibility of the Company, through the auspices of the Party
         Chief.

18.6 Should the Company have reason to be dissatisfied with anything for which the Managers are responsible, Company shall promptly inform Managers in writing whereafter Managers will promptly look into the matter.

19.      Maintenance of Vessel

19.1 Notwithstanding the provisions of Clause 15 herein, Company shall allow Managers one day of 24 hours per calendar month or pro rata for part thereof for maintenance and/or overhaul and/or repairs at times to be mutually agreed between both parties and during such period Company shall continue to be liable to pay to Managers the Management Fees. Days can be accumulated up to a maximum of twelve days but days not taken by managers will not be compensated by Company at the end of this agreement. Any planned drydocking and/or overhauls and/or repairs are to be coordinated with Company but should be scheduled between 1st December and 1st March each year. Company shall, however, have the right to request Managers to bring forward planned maintenance and/or drydockings and/or overhauls and/or repairs or, subject to classification approval, delay same to be coordinated with Company's own planned maintenance, repairs and renewals.

19.2 Notwithstanding the provisions of Clause 15 herein, Company shall allow Managers to carry out maintenance or overhaul of the Vessel when Company's own equipment is being maintained, repaired or overhauled provided that the services of the Vessel are not immediately required by Company and during such period Company shall continue to pay to Managers the Management Fees. Should, however, the Vessel not be ready to sail as required by Company the Management Fees for such period shall cease to be payable by Company to the Managers, backdated to the time Managers originally commenced any maintenance or overhaul of the Vessel (other than days allowed in accordance with Clause 19.1 above).

20.      Salvage

20.1 All salvage and all proceeds from derelicts other than Company's property shall be divided equally between the company and Managers after deducting the Master's, Officers', Crews' and Company's personnel's share, hire of Vessel for time lost and cost of the fuel consumed and all other expenses (including Crew and Company's personnel costs) incurred. Apportionment of all loss of time and all expenses paid, excluding damage to or loss of the Vessel incurred in saving or attempting to save life and in unsuccessful attempts to salve shall be mutually agreed between Company and Managers prior to any salvage attempts. No attempt to undertake salvage shall be made by the Vessel unless such has been mutually agreed between the parties or unless there is a legal obligation upon the Master or Managers to carry out salvage.





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21.      War

21.1 The Vessel, unless the consent of the Managers be first obtained, not to be ordered nor continue to any place or on any voyage nor be used on any service which will bring her within a zone which is dangerous as a result of any actual or threatened act of war, war hostilities, warlike operations, acts of piracy or of hostility or malicious damage against this or any other Vessel or its cargo by any person, body or state whatsoever, revolution, civil war, civil commotion or the operation of international law, nor be exposed in any way to any risks or penalties whatsoever consequent upon the imposition of sanctions nor carry any goods that may in any way expose her to any risks of seizure, capture, penalties or any other interference of any kind whatsoever by the belligerent or fighting powers or parties or by any Government or Ruler.

21.2 Should the Vessel approach or be brought or ordered within such zone, or be exposed in any way to the said risks (1) Managers to be entitled from time to time to insure their interests against any of the risks likely to be involved thereby on such terms as they shall think fit, Company to make a refund to the managers of the premium on demand and
         (2) notwithstanding the provisions of Clause 15 Management Fees to be paid by Company to Managers for all time lost, including any time lost owing to loss or injury to the Master, officers or crew or to the action of the crew in refusing to proceed to such zone or to be exposed to such risks.

21.3 Any action of Managers in accordance with the provisions of this Clause 21 shall not be deemed contrary to the instructions of Company.

21.4 If in the compliance of the provisions of this Clause anything is done or is not done, such not to be deemed a deviation.

22.      Secrecy

22.1 All information regarding Company's and their clients' operation, investigations and findings, together with the nature and specification of Company's equipment installed on board the Vessel shall be regarded as confidential to Company and under no circumstances shall any such information be divulged to unauthorized persons or the Press without the prior written permission of Company.

23.      Assignment

23.1 Managers rights and obligations under this Agreement are not assignable or transferable in whole or in part without Company's prior written approval which it shall have the right to withhold.

24.      Travel Expenses

24.1 Outside United Kingdom traveling expenses related to crew changes shall be borne by Company and shall be re- invoiced by managers to Company at cost in accordance with Clause 11 herein.

25.      Vessel's Name/Colours/Markings

25.1 During this Agreement Managers shall not change the name, markings or colours of the Vessel without Company's permission or unless Company instructs Managers to do so.

26.      Force Majeure

26.1 Any delay or failure to carry out the duties imposed upon either party under this agreement shall not be deemed to be a breach thereof if such delay or failure results from a force majeure event beyond the control of the party affected. In the event that a force majeure situation occurs, both parties shall promptly consult and agree a course of action.

27.      Arbitration

         This agreement shall be governed by English law and any dispute arising under this Charter shall be referred to arbitration in London. One Arbitrator to be nominated by Company and the other by the Managers and in case the Arbitrators shall not agree then to the decision of an Umpire to be appointed by them, the award of the Arbitrators or the Umpire to be final and binding upon both parties.

28.      Notices

         All notices due under this agreement shall be given in writing to:

                 Company                           Managers
                 Simon-Horizon Limited             Ervik Marine Services A/S
                 Horizon House,                    Brunholmgt 2,
                 Azalea Drive,                     N-6004 Alesund,
                 Swanley,                          Norway.
                 Kent, BR8 8JR
                 United Kingdom

                 Mr. B.E. Timmins                  Mr. E.A. With
                 Corporate Development Director    Member of the Board


                 For the Company                   For the Managers

SCHEDULE A


1.       Main Description
         Vessel                            "SEAWAY LABRADOR"
         Flag                              Bahamas
         Built                             Brattvag Skipsinredning A/S
                                           (1982/1983)
         Converted                         Brattvag/Liaaen (1983)
         Design                            ME 202 Platform Supply/Liaaen
                                           ROV-Survey
         Classification                    DnV + 1A1 (MV), EO, SF Supply
                                           Vessel, Helideck
         Call Sign                         C6DQ3


2.       Measurements

         Dimensions

         Length o.a.                       67.2m (220.4')
         Length b.p.                       60.0m (196.8')
         Breadth                           16.8m (55.1')
         Depth moulded                     7.1m (23.3')
         Max Draft                         6.07m (19.9')
         Draft                             5.5m (18.03')
         Gross Registered Tons             1905 tons
         Max. Speed                        12.5 knots
         Max. Deck Load                    abt. 300 tons (as presently
                                           configured)


3.       Capacities

         Fuel oil                          950 m3
         Fresh water                       650 m3
         Ballast water                     1130 tons
         Lube oil                          29,000 litres


4.       Lube Oil Consumption

         Lube Oil                          83 litres per day

5.       Machinery
         Main Engines                      4 x Wartsila WASA 8 R 22 HF each
                                           1725 BHP, total 6900 BHP. Diesel
                                           electric system designed to burn MDO.

         Bow thrusters                     2 x 900 BHP (1324 kw) Brunvoll var.
                                           pitch. Thrust: 2 x 10.6 tons.

         Stern thrusters                   2 x 2000 BHP (2940 kw), Main
                                           Azimuth, 360 degrees rotating
                                           thrusters.  Two speeds available
                                           for economical operations.

         Main Generators                   4 x 1220 kw

         Harbour Generator                 165 kw

         Power for computers and other electronic equipment (3 Phae, 440 V, 60
         Hz) is available through a "smooth current" clean power system.


7.       Helicopter Deck

         Helideck installed midship designed for BELL 212 helicopters according to Norwegian Maritime Directorate regulations and in compliance with Helicopter service's recommendations.


8.       Stabilization

         Passive stabilization for roll reduction.


9.       Moonpool
         Dimensions                        2.8 x 4.5 m (nominal)


10.      Navigation and Electrical Instrumentation
         Radar                             Two Furuno FR 1221 (3 cm)
         Gyro                              Two Robertson SKR 82 Gyros
         Autopilot                         Robertson
         Radiodirection finder             Furuno FD 120B
         AP Navigator                      Type FD (decca main chain)

         Echosounder                       Furuno FE 881
         Echosounder                       Simrad EA 200 with dual transducers
                                           (38 and 200 KHz) and Anschutz heave
                                           compensator
         Electromagnetic log
         (Doppler)                         JRC Type JLN 203

         Magnetic Compass                  Neptun 10" RK10

         Two SSB radios                    SKANTI TRP 500 (Radiostation is not
                                           approved for Worldwide trading).
         One Telex                         SAIT XH 5111 TP
         Four VHF Radios                   Sailor RT 143/145

         3 Handheld UHF radios

       A platform above obstructions for mounting of navigation antennae.


11.      Accommodation
         Cabin capacity:                   21 single cabins w/shower (11-12 available to charterer)
                                           8 double cabins w/shower (305 available to charterer)
                                           4 double cabins without shower (4 available to charterer)
                                           1 hospital

         All accommodation fully air conditioned.


                                  +++++++++++

         Post-Conversion specifications to be inserted and attached to this agreement.

         FIRST ADDENDUM OF M.V. "SEAWAY LABRADOR" MANAGEMENT AGREEMENT DATED 19TH DECEMBER, 1990 BETWEEN SIMON-HORIZON LIMITED AND ERVIK MARINE SERVICES

--------------------------------------------------------------------------------



This first Addendum dated 19th December, 1990 is deemed to be incorporated in the Management Agreement dated 19th December, 1990.


36.      Special Conditions

         If any of the undermentioned events shall occur Company's liability to pay the Management Fees shall be suspended in full for the duration of such event or events when and as often as the same shall from time to time occur.

         The right of Company to suspend payment of the Management Fees during the occurrence of such event may be waived temporarily by the Party Chief on behalf of Company but cannot be permanently waived unless expressly agreed in writing between Company and Managers. A temporary waiver may be withdrawn at any time by notice from the Party Chief to the Master. During the period of any such waiver the full daily Management Fees shall continue to be paid.

36.1     Accommodation

         Failure to provide accommodation as follows:

A. All accommodation in the aft deck module shall be available to the Company at all times unless, if required through operational necessity of legal requirement, there is a need to release one berth for Manager's Radio Officer.

B. The conference room and offices (within the module) may be redesignated by the Party Chief even if this curtails their use as public areas by Crew.

C. The Party Chief shall be allocated the former Chief Engineer's suite in the bridge accommodation.

D. All other accommodation shall be available to Manager's Crew. It is recognised that Manager's accommodation exceeds actual requirements and when necessary this excess accommodation shall be made available to Company's personnel.

36.2     Catering

         Failure to provide the following catering facilities:

A.       Company requires three cooked means per day.

B. Company requires reasonable access between 1900 and 0500 hours to cold and dry stores to provide light refreshments and means for themselves.

36.3     Propulsion

         Failure to meet the minimum technical requirements set out below:

A. The Vessel should have four working diesel generators sets at all times. Any one diesel generator set may be shut down for up to twelve continuous hours for minor repairs and maintenance, after prior notice (if possible) to Company's representative. This condition can be waived by prior agreement between Company and Managers.

B. The Vessel shall have two fully operational azimuth thrusters at all times.

C. The Vessel shall have one of the two bow thrusters fully operational at all times.

36.4     Electrical Supply

         Failure to meet the following electrical requirements:

A. A minimum of one megawatt of power 600 volts is required at a distribution point in the aft working module.

B. A domestic power supply suitable for domestic appliances and instrument room and work shop lighting shall be maintained.

         4A and 4B are required 24 hours a day.

36.5     Specific Equipment

         Failure of any of the following specific equipment to operate as reasonably expected by Company or to manufacturer's specifications:

A.       Bridge radar (both radars to be working when Vessel leaves port).

B.       Auto pilot.

C.       Gyro compass.

D.       Aft deck crane.

E.       Ship's intercom.

F.       VHF/MF radios.

36.6     General Equipment, Services, Crew

A. Any failure to meet the requirements of the appropriate classification society, flagging authority or insurance requirements.

36.7     Performance

         Failure to meet any of the following performance requirements:

A. The Vessel shall be capable of an average cruising speed of 10 knots at an average fuel consumption of 10 tonnes per twenty four hours, or less.

B. The Vessel shall be able to demonstrate and maintain a speed of 12 knots in a sea state of up to force four, using an average of 15 tonnes of fuel oil, or less, per twenty four hours.

C. The Vessel shall be capable of meeting the requirements of 4B and 9E (electrical supply) whilst in port, by using a standby or 'shore generator' with a fuel consumption or less than 2 tonnes per twenty four hours.

D. The Vessel shall be capable of anchoring in water depths of up to 100 metres.

36.8     Endurance

         Failure to maintain the following:

         The Vessel shall have a potential endurance of 65 days and in particular shall have the following usable tank capacities:

         A.  Fuel oil tank capacity                950 cubic metres
         B.  Lube oil tank capacity                29 cubic metres
         C.  Fresh water tanker capacity           650 cubic metres

36.9     Provision of Equipment

         Managers shall provide the following equipment for unsupervised use by Company's personnel. Maintenance, repair and provision of consumables for the equipment shall be for Company's account:

A.       Echosounder Type Simrad EA 200 or similar.

B.       Satellite Communications System Type Magnavox and one Telefax machine.

C.       Instrument Room Radar Repeater System Type Furuno or similar.

36.10    Additional

A. Fuel, port calls and other charges accuring during the period where Company is not liable to pay the Management Fees in accordance with the terms of this Agreement shall be charged to Managers Account.

B. No Management Fees shall be payable by Company to Managers should the Vessel fail to maintain course/speed to Company's requirements due to Vessel malfunctions or operator error/deficiency.

C. Company shall not pay to Managers the Management Fees in respect of delays to the Vessel in leaving port due to the Vessel/personnel not being ready and any consequential delays (e.g., tides, etc.) provided reasonable notice shall have been given to Managers by Company for departure.

D. In relation to any event where Company is relieved from its obligation to pay Management Fees in accordance with this Agreement Company shall only be obliged to recommence payment of the Management Fees upon reasonable evidence from Managers to Company that the relevant event has ceased and the Vessel is returned to an equally favourable position after the occurrence of such event.





         /s/ B.E. Timmins            /s/ [signature illegible]
         For the Company             For the Managers

         19 Dec '90